Exhibit 99.1

Banc of California Completes Acquisition of
Popular Community Bank’s California Branch Network

IRVINE, Calif., (November 10, 2014) – Banc of California, Inc. (NYSE: BANC) today announced the Company’s wholly owned banking subsidiary, Banc of California, N.A., completed its acquisition of select assets and assumption of certain liabilities of the California branch network of Popular Community Bank, the U.S. banking subsidiary of Popular, Inc. (NASDAQ: BPOP) on November 8, 2014.

The acquisition included twenty branch locations and approximately $1.1 billion in loans and $1.1 billion in deposit balances.  The Company’s total assets upon completion of the transaction exceed $5.5 billion.

“We are excited to welcome our newest customers from Popular Community Bank to Banc of California,” said Steven Sugarman, President and Chief Executive Officer. “Our robust California footprint, which now includes 38 branches and over 80 banking locations, places us in a strong position to serve the needs of California’s diverse private businesses, entrepreneurs and homeowners.”

In addition, the Company announced that it had completed the previously announced sale of common stock to funds affiliated with Oaktree Capital Management, L.P. and Patriot Financial Partners, L.P.  Wachtell, Lipton, Rosen & Katz served as legal advisor to the Company on the acquisition and capital raise transactions.

About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) has total assets over $5.5 billion and is the largest bank holding company headquartered in Orange County, CA.  The Company’s principal subsidiary, Banc of California, N.A., provides banking services and loans serving the diverse needs of private businesses, entrepreneurs and homeowners.  Banc of California operates over 80 offices, including 38 full-service branch locations, in California and the West.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

Investor Relations Inquiries:	Media Inquiries:
Banc of California, Inc.	Vectis Strategies
Timothy Sedabres, (855) 361-2262	David Herbst, (213) 973-4113 x101

18500 Von Karman Ave. • Suite 1100 • Irvine, CA 92612 • (949) 236-5250 • www.bancofcal.com